EXHIBIT 23.3



To the Board of Directors
Big Horn Resources Ltd.




Dear Sirs

We consent to the use of our report dated March 26, 1999 with respect to the consolidated balance sheets of Big Horn Resources Ltd. as of December 31, 1998 and 1997 and the related consolidated statements of earnings and deficit and changes in financial position for the years then ended included herein and to the reference to our firm under the heading "Experts" in the prospectus.



/S/ KPMG LLP
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Calgary, Canada
December 1, 1999